NEWS RELEASE

FOR IMMEDIATE RELEASE

News Media Contact:  Travis Whittington
                     Hanser & Associates (for Hydrogen Engine Center, Inc.)
                     (800) 340-6434
                     travis@hanser.com

Iowa Company Turns to Ammonia to Solve the Hydrogen Storage Problem ALGONA, IOWA (September 18, 2006) - Hydrogen Engine Center, Inc. ("HEC") (OTCBB: HYEG.OB) announced today that HEC and Sawtelle & Rosprim, Inc. ("Sawtelle") will work together to design and build the world's first Ammonia Fueled Irrigation Pump System for the purpose of meeting California's new emissions requirements scheduled to go into effect in 2010.

Plans include integrating HEC's ammonia-powered engines with Sawtelle's pump technologies and expertise to complete a prototype system for testing and evaluation. The prototype system is being designed to run 24 hours a day and is expected to be tested in California during the 2007 irrigation season. HEC intends to begin selling the finalized system into California during 2008.

"We believe that the demonstration of this engine will complete years of development work and will allow the sale of our systems worldwide without concerns about hydrogen storage, cost, availability or permitting," says Ted Hollinger, HEC President. "With the success of this project, we hope to move ammonia-fueled engines into the genset market." By having a broad range of products, along with the ability to work with "both hydrogens", HEC plans to provide engines with substantial power ranges that are environmentally friendly.

Ammonia (NH3), also known as anhydrous ammonia, which the agricultural industry has relied on as a fertilizer for many years, contains no carbon, stores like propane and is the second most prevalent chemical in the world. Ammonia contains more hydrogen per cubic foot than liquid H2. Hollinger considers ammonia the "other hydrogen."

An infrastructure for ammonia is already in place, as transporting and storing the fuel is much like that of propane. Usage and safety regulations for ammonia are already in place, therefore, the process of obtaining a permit to use ammonia is usually relatively simple. Ammonia pipelines can be found in many areas of the United States, including Iowa, and distribution of the fuel is already established.

HEC has  established  an Oxx Power(TM)  engine  line-up  capable of running on a
multitude  of  fuels,   including  hydrogen,   making  the  decision  to  design
ammonia-fueled engines the next logical step.

                                      ###


About Hydrogen Engine Center, Inc.
Hydrogen Engine Center, Inc. designs, manufactures and distributes flex and alternative fuel internal combustion engines and power generation equipment for distributed power, agricultural, industrial, airport ground support, vehicular, business and home applications. All HEC engines and generators are capable of running on a multitude of fuels, including but not limited to hydrogen, gasoline, propane, natural gas, ethanol and now ammonia. HEC trades on the Bulletin Board under the symbol "HYEG.OB." Its principal offices are located at 2502 E Poplar St., Algona, Iowa 50511. Visit www.hydrogenenginecenter.com or call 515-295-3178 for more information.
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About Sawtelle & Rosprim, Inc.
------------------------------

Sawtelle & Rosprim, Inc. is located in Corcoran, California. Visit www.sawtellerosprim.com or call 559-992-2117 for more information. This press release may contain certain forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.